Exhibit 99.1

Life Storage, Inc. Reports Fourth Quarter and Full Year 2016 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--February 15, 2017--Life Storage, Inc. (NYSE:LSI) (formerly Sovran Self Storage, Inc.), a self storage real estate investment trust (REIT), reported operating results for the quarter and year ended December 31, 2016.

The Company had earnings in the fourth quarter of 2016 of $18.2 million or $0.39 per fully diluted common share. This compares to earnings of $30.0 million in the fourth quarter of 2015, or $0.83 per fully diluted common share.

Highlights for the 4th Quarter Included:

  Increased same store revenue by 4.0% and net operating income ("NOI")(1) by 3.7% as compared to the fourth quarter of 2015.
  Grew same store average occupancy for the quarter by 50 basis points to 90.9% compared to the same period in 2015 and quarter-end occupancy by 40 basis points to 90.4% at December 31, 2016.
  Achieved adjusted funds from operations (“FFO”)(2) per fully diluted common share of $1.31.
  Paid a quarterly dividend of $0.95 per share of common stock.

Highlights for the Full Year Included:

  Increased same store revenue by 5.2% and net operating income ("NOI") by 6.5% as compared to 2015.
  Achieved adjusted funds from operations (“FFO”) per fully diluted common share of $5.19 compared to $4.94 in 2015.
  Acquired 122 quality stores, significantly upgrading its demographics and national footprint.
  Changed the Company name from Sovran Self Storage, Inc. to Life Storage, Inc. and rebranded its facilities from Uncle Bob’s Self Storage® to Life Storage®.
  Increased its credit line capacity by 67% from $300 million to $500 million.
  Completed an inaugural public debt offering of $600 million of 10 year notes at an interest rate of 3.5%.

David Rogers, the Company’s CEO, commented, “2016 was a remarkable year for us. We acquired 122 stores making our portfolio bigger, better and stronger. We entered the California and Las Vegas markets in scale with high-quality properties, and the name change to our Company and our stores was exciting and well received. The integration of the new stores is complete, and the rebranding is on time and on budget.”

Funds from operations for the quarter were $1.28 per fully diluted common share compared to $1.26 for the same period last year. Absent $0.2 million of acquisition related costs and a deposit write-off of $1.8 million, offset by a gain on sale of land of $0.6 million incurred in the fourth quarter of 2016, and $0.6 million of acquisition costs in the fourth quarter of 2015, adjusted FFO per fully diluted common share was $1.31 and $1.28 for the quarters ended December 31, 2016 and 2015, respectively.

In the 3rd quarter of 2016 the Company initiated, and expects to continue to provide on a quarterly basis, a supplemental information package containing detailed operating and financial information. The supplement can be found on the investor relations page of the Company’s website under Financial Information > Quarterly Earnings.

OPERATIONS:

Total revenues increased 35.4% over last year’s fourth quarter while operating costs increased 39.9%, resulting in an NOI increase of 33.3%.

Revenues for the 417 stabilized stores wholly owned by the Company since December 31, 2014 increased 4.0% from those of the fourth quarter of 2015, the result of a 50 basis point increase in average occupancy, a 2.9% increase in rental rates and increases in tenant insurance administrative fees.

Same store operating expenses increased 4.6% for the fourth quarter of 2016 compared to the prior year period. Property taxes, maintenance expenses and internet advertising costs contributed most significantly to the expense growth.

Consequently, same store NOI this period increased 3.7% over the fourth quarter of 2015.

General and administrative expenses increased by approximately $1.4 million over the same period in 2015. Costs associated with the Company’s name change, and higher legal fees related to the New Jersey lawsuit were the primary reasons for the higher than expected expense.

During the fourth quarter of 2016, the Company experienced same store revenue growth in all 29 of its major markets in the same store pool. Overall, the markets with the strongest revenue impact include Atlanta, GA and all Florida markets, particularly Miami and Tampa.

For the full year ended December 31, 2016, revenues at the 417 properties owned since December 31, 2014 increased by 5.2% over those of the full year in 2015. Operating costs increased by 2.6% over those of the prior year, inclusive of a 5.3% increase in property taxes. Net operating income increased by 6.5% in 2016 over 2015.

PROPERTIES:

During the quarter, the Company acquired two properties; a store that it had previously managed in Orlando, FL (71,000 sq. ft.; $9.80 million) and a property in Chicago upon issuance of a certificate of occupancy (68,000 sq. ft.; $8.75 million).

Subsequent to the end of the year, two of the Company’s joint ventures acquired a total of five properties. Four of the properties are in California (Los Angeles and Sacramento) and one is in Long Island City, NY. The Company’s contributions totaled $28.2 million to the ventures; the total cost of the properties was $135.5 million.

While the Company entered into no new purchase agreements during the quarter, it remains in contract on two certificate of occupancy stores anticipated to close in 2017. These properties are located in Chicago, IL and Charlotte, NC and the combined purchase price is approximately $22 million.

As part of the LifeStorage acquisition, the Company assumed contracts for three certificate of occupancy stores in Austin, TX at a cost of $44.8 million. The Company has decided not to pursue two of the contracts and forfeited $1.8 million of non-refundable property deposits. It is currently negotiating a lease on the third property.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at December 31, 2016:

--	Debt to Enterprise Value (at $85.26/share)	29.5%
--	Debt to Book Cost of Storage Facilities	39.3%
--	Debt to Recurring Annualized EBITDA	5.5x
--	Debt Service Coverage	5.2x

At December 31, 2016, the Company had approximately $23.7 million of cash on hand, and $247 million available on its line of credit.

In October, the Company issued approximately 39,615 shares at a price of $82.23 through its Dividend Reinvestment Plan.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $0.95 per share or $3.80 annualized.

YEAR 2017 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for the first quarter and full year 2017:

Same Store Projected Increases Over 2016
	1Q 2017	FY 2017
Revenue	3.00 – 4.00%	3.00 – 4.00%
Operating Costs (excluding property taxes)	2.50 – 3.50%	3.25 – 4.25%
Property Taxes	5.00 – 6.00%	6.50 – 7.50%
Total Operating Expenses	3.00 – 4.00%	4.25 – 5.25%
Net Operating Income	3.00 – 4.00%	2.75 – 3.75%

The Company’s 2017 same store pool consists of the 435 stabilized stores owned since December 31, 2015. The stores purchased in 2014 and 2015 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the first year after the stores achieve 80% sustained occupancy using market rates and incentives.

The Houston market is expected to comprise approximately 8.5% of the 2017 forecasted NOI of the Company’s wholly owned stores. The forecast for the 41 same store pool of properties in the Company’s Houston market includes (1.0%) to 1.0% revenue growth, operating expense increases of 4.0% – 5.0% (inclusive of a 5.0% projected increase in property taxes), resulting in an NOI change of between (2.0%) and 1.0%.

The Company plans to complete $30 – $35 million of expansions in 2017. It also has budgeted $19 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

The Company has assumed no accretive acquisitions in 2017. Should any acquisitions occur, they are expected to be funded via draws on its line of credit which carries an interest rate of LIBOR plus 1.10%.

At the conclusion of 2016, the Company operated 11 self storage facilities that it acquired during 2014, 2015 and 2016 upon issuance of certificate of occupancy or in the early stages of lease-up. Further, it is expected to acquire two more such certificate of occupancy facilities in 2017 and is in negotiations to lease a third. Upon acquisition, these properties have insufficient rental revenue to cover operating costs; accordingly, for the first 24 to 36 months of operation, ownership of these facilities is dilutive to earnings and FFO per share. The Company expects that during 2017, it will incur such dilution to the extent of $0.01 to $0.03 per share due to the aforementioned acquisitions.

Annual general and administrative expenses are expected to be approximately $46.0 – $47.0 million. The increase over the prior year is primarily due to the need for additional personnel required for recent acquisitions.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2017 to be approximately $5.50 to $5.60 per share, and between $1.24 and $1.28 per share for the first quarter of 2017.

Reconciliation of Guidance	1Q 2017 Range or Value	FY 2017 Range or Value
Earnings per share attributable to common shareholders - diluted	$ 0.43 - $ 0.47	$ 2.84 - $ 2.94
Plus: real estate depreciation and amortization	0.81 - 0.81	2.66 - 2.66
FFO per share	$ 1.24 - $ 1.28	$ 5.50 - $ 5.60

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, February 16, 2017. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic) or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.481.4010 and entering conference ID 10203.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates more than 650 self storage facilities in 29 states under the names Life Storage and Uncle Bob’s Self Storage. For more information, visit http://invest.lifestorage.com/.

Life Storage, Inc.
6467 Main St., Buffalo, NY 14221
(716) 633-1850

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2016	2015
Assets
Investment in storage facilities:
Land	$786,764	$480,176
Building, equipment and construction in progress	3,456,544	2,011,526
	4,243,308	2,491,702
Less: accumulated depreciation	(535,704)	(465,195)
Investment in storage facilities, net	3,707,604	2,026,507
Cash and cash equivalents	23,685	7,020
Accounts receivable	5,469	6,805
Receivable from joint venture	1,223	929
Investment in joint venture	67,300	62,520
Prepaid expenses	6,649	5,431
Fair value of interest rate swap agreements	-	550
Intangible asset - in-place customer leases (net of accumulated
amortization of $50,782 in 2016 and $21,017 in 2015)	24,830	1,303
Trade name	16,500	-
Other assets	4,724	7,757
Total Assets	$3,857,984	$2,118,822

Liabilities
Line of credit	$253,000	$79,000
Term notes, net	1,387,525	746,650
Accounts payable and accrued liabilities	75,132	47,839
Deferred revenue	9,700	7,511
Fair value of interest rate swap agreements	13,015	15,343
Mortgages payable	13,027	1,993
Total Liabilities	1,751,399	898,336

Noncontrolling redeemable Operating Partnership Units at redemption value	18,091	18,171

Equity
Common stock	464	367
Additional paid-in capital	2,348,567	1,388,343
Accumulated deficit	(239,062)	(171,980)
Accumulated other comprehensive loss	(21,475)	(14,415)
Total Shareholders' Equity	2,088,494	1,202,315
Noncontrolling interest in consolidated subsidiary	-	-
Total Equity	2,088,494	1,202,315
Total Liabilities and Equity	$3,857,984	$2,118,822

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	October 1, 2016	October 1, 2015	January 1, 2016	January 1, 2015
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Revenues
Rental income	$119,465	$87,996	$428,121	$338,435
Other operating income	7,611	5,552	28,392	22,331
Management fee income	1,602	1,492	6,095	5,836
Total operating revenues	128,678	95,040	462,608	366,602

Expenses
Property operations and maintenance	28,992	20,915	103,388	81,915
Real estate taxes	13,206	9,252	47,876	36,563
General and administrative	11,617	10,201	43,103	38,659
Write-off of property deposits	1,783	-	1,783	-
Acquisition related costs	244	576	29,542	2,991
Operating leases of storage facilities	-	-	-	683
Depreciation and amortization	27,628	14,349	87,200	55,083
Amortization of in-place customer leases	13,371	719	29,881	3,423
Total operating expenses	96,841	56,012	342,773	219,317

Income from operations	31,837	39,028	119,835	147,285

Other income (expense)
Interest expense (A)	(15,151)	(9,328)	(47,175)	(37,124)
Interest expense - acquisition bridge loan commitment fee	-	-	(7,329)	-
Interest income	11	-	67	5
Gain on sale of real estate	-	(487)	15,270	(494)
Gain on land taking	623	-	623	-
Equity in income of joint ventures	870	970	3,665	3,405

Net income	18,190	30,183	84,956	113,077
Noncontrolling interests in the Operating Partnership	(81)	(146)	(398)	(553)
Noncontrolling interests in consolidated subsidiaries	58	-	667	-
Net income attributable to common shareholders	$18,167	$30,037	$85,225	$112,524

Earnings per common share attributable to common
shareholders - basic	$0.39	$0.83	$1.97	$3.18

Earnings per common share attributable to common
shareholders - diluted	$0.39	$0.83	$1.96	$3.16

Common shares used in basic
earnings per share calculation	46,206,191	36,109,010	43,184,119	35,379,212

Common shares used in diluted
earnings per share calculation	46,385,984	36,327,085	43,407,463	35,600,520

Dividends declared per common share	$0.95	$0.85	$3.70	$3.20

(A) Interest expense for the period ending December 31 consists of the following
Interest expense	$14,632	$9,032	$45,440	$35,940
Amortization of debt issuance costs	519	296	1,735	1,184
Total interest expense	$15,151	$9,328	$47,175	$37,124

Life Storage, Inc.
Computation of Funds From Operations (FFO) (2)
(unaudited)
	October 1, 2016	October 1, 2015	January 1, 2016	January 1, 2015
	to	to	to	to
(dollars in thousands, except share data)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net income attributable to common shareholders	$18,167	$30,037	$85,225	$112,524
Noncontrolling interests in the Operating Partnership	81	146	398	553
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	40,618	14,780	115,531	57,429
Depreciation and amortization from unconsolidated joint ventures	703	590	2,595	2,435
Gain on sale of real estate	-	487	(15,270)	494
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(264)	(223)	(857)	(848)
Funds from operations available to common shareholders	59,305	45,817	187,622	172,587
FFO per share - diluted	$1.28	$1.26	$4.32	$4.85

Adjustments to FFO
Acquisition costs expensed	244	576	29,542	2,991
Interest expense - acquisition bridge loan commitment fee	-	-	7,329	-
Gain on land taking	(623)	-	(623)	-
Write-off of property deposits	1,783	-	1,783	-
Operating leases straight line rent adjustment	-	-	-	146
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(6)	(3)	(172)	(15)
Adjusted funds from operations available to common shareholders	60,703	46,390	225,481	175,709
Adjusted FFO per share - diluted	$1.31	$1.28	$5.19	$4.94

Common shares - diluted	46,385,984	36,327,085	43,407,463	35,600,520

Life Storage, Inc.
Quarterly Same Store Data (3) * 417 mature stores owned since 12/31/14
(unaudited)
	October 1, 2016	October 1, 2015
	to	to		Percentage
(dollars in thousands)	December 31, 2016	December 31, 2015	Change	Change

Revenues:
Rental income	$85,407	$82,364	$3,043	3.7%
Tenant insurance	3,268	2,866	402	14.0%
Other operating income	1,299	1,290	9	0.7%
Total operating revenues	89,974	86,520	3,454	4.0%

Expenses:
Payroll and benefits	7,618	7,340	278	3.8%
Real estate taxes	9,014	8,540	474	5.6%
Utilities	2,606	2,587	19	0.7%
Repairs and maintenance	3,889	3,514	375	10.7%
Office and other operating expense	2,929	2,993	(64)	-2.1%
Insurance	990	1,106	(116)	-10.5%
Advertising & yellow pages	268	318	(50)	-15.7%
Internet marketing	1,627	1,262	365	28.9%
Total operating expenses	28,941	27,660	1,281	4.6%

Net operating income (1)	$61,033	$58,860	$2,173	3.7%

QTD Same store move ins	36,491	36,000	491

QTD Same store move outs	40,044	39,032	1,012

Other Comparable Quarterly Same Store Data *
(unaudited)
	October 1, 2016	October 1, 2015
	to	to		Percentage
	December 31, 2016	December 31, 2015	Change	Change
Stores owned since 12/31/13 (389 stores)
Revenues	$82,304	$79,236	$3,068	3.9%
Expenses	26,331	25,215	1,116	4.4%
Net operating income	$55,973	$54,021	$1,952	3.6%

Stores owned since 12/31/12 (374 stores)
Revenues	$76,984	$74,062	$2,922	3.9%
Expenses	24,624	23,763	861	3.6%
Net operating income	$52,360	$50,299	$2,061	4.1%

* See exhibit A for supplemental quarterly same store data.

Life Storage, Inc.
Year to Date Same Store Data (3) * 417 mature stores owned since 12/31/14
(unaudited)
	January 1, 2016	January 1, 2015
	to	to		Percentage
(dollars in thousands)	December 31, 2016	December 31, 2015	Change	Change

Revenues:
Rental income	$339,773	$323,664	$16,109	5.0%
Tenant insurance	12,949	11,294	1,655	14.7%
Other operating income	5,744	5,791	(47)	-0.8%
Total operating revenues	358,466	340,749	17,717	5.2%

Expenses:
Payroll and benefits	29,754	28,843	911	3.2%
Real estate taxes	36,707	34,847	1,860	5.3%
Utilities	11,217	11,789	(572)	-4.9%
Repairs and maintenance	13,516	13,412	104	0.8%
Office and other operating expense	11,703	11,373	330	2.9%
Insurance	4,035	4,414	(379)	-8.6%
Advertising & yellow pages	1,114	1,352	(238)	-17.6%
Internet marketing	6,409	5,557	852	15.3%
Total operating expenses	114,455	111,587	2,868	2.6%

Net operating income (1)	$244,011	$229,162	$14,849	6.5%

YTD Same store move ins	162,268	166,843	(4,575)

YTD Same store move outs	159,841	162,948	(3,107)

Other Data - unaudited	Same Store (3)		All Stores (4)
	2016	2015	2016	2015

Weighted average quarterly occupancy	90.9%	90.4%	89.2%	89.8%

Occupancy at December 31	90.4%	90.0%	88.5%	89.4%

Rent per occupied square foot	$13.31	$12.94	$13.63	$12.83

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the year ended December 31, 2016:

Beginning balance	$2,491,702
Property acquisitions	1,714,029
Improvements and equipment additions:
Expansions	25,125
Roofing, paving, and equipment:
Stabilized stores	27,309
Recently acquired stores	11,261
Additions to consolidated subsidiary	2,165
Change in construction in progress (Total CIP $14.5 million)	7,525
Dispositions and Impairments	(35,808)
Storage facilities at cost at period end	$4,243,308

Comparison of Selected G&A Costs (unaudited)	Quarter Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Management and administrative salaries and benefits	6,407	6,645	24,631	23,947
Training	367	351	1,237	1,017
Call center	707	491	2,424	1,896
Life Storage Solutions costs	45	205	398	496
Income taxes	(445)	(374)	413	1,251
Legal, accounting and professional	1,530	1,147	4,510	2,853
Name change	789	-	865	-
Other administrative expenses (5)	2,217	1,736	8,625	7,199
	$11,617	$10,201	$43,103	$38,659

Net rentable square feet	December 31, 2016
Wholly owned properties	39,431,008
Joint venture properties	5,199,310
Third party managed properties	1,536,975
	46,167,293

	December 31, 2016	December 31, 2015

Common shares outstanding	46,454,606	36,710,673
Operating Partnership Units outstanding	217,481	168,866
(1) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(2) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Life Storage, Inc.
Diane Piegza, Vice President
Investor Relations & Community Affairs
716-650-6115